Exhibit 10.37
March 3, 2008
John G. LaBahn
204 Edinburgh Court
Naperville, Illinois 60540
Dear John:
It is a pleasure to confirm as set forth herein our employment agreement with you for the position of Senior Vice President and Chief Financial Officer reporting to me as President and CEO. This agreement is documented below and is contingent upon having a medical examination to determine if you can perform the essential functions of this position with or without reasonable accommodation. Included in the medical examination will be a drug screen. You will need to present a photo ID at the time of your medical examination. Subject to the medical examination, your employment will start on March 4, 2008.
Portola Packaging, Inc. is an at-will employer and this agreement does not constitute and is not to be taken as a change in your status as an at-will employee; however, if Portola terminates your employment for other than “Cause” or if you resign for “Good Reason,” you will receive the compensation set forth below under Severance Benefits. “Cause” for purposes of this agreement shall mean(1) a material breach of this agreement by you, but not through bad judgment or negligence, (2) an act or acts of dishonesty on your part resulting or intending to result directly or indirectly in gain or personal enrichment to which you were not legally entitled at the expense of the company, (3) your habitual neglect of duties you are required to perform under this agreement or (4) your committing fraud against the company. “Good Reason” for purposes of this agreement shall mean, without your prior written consent, any one of the following events: (a) any adverse change in any material respect to your duties, authority, title or reporting relationships from those in effect on the commencement of employment; (b) the assignment of duties to you that are inconsistent with your position as Senior Vice President and Chief Financial Officer; (c) any reduction of the salary as in effect from time to time or the failure by the company to include you on similar terms and conditions in the employee benefits plans or perquisites afforded to peer-level executives of the company; or (d) the company’s failure to pay your salary, employee benefits or perquisites in accordance with the company’s regular payment practices. If a “Good Reason” event described above occurs, you shall be obligated to give to me as President and CEO written notice of such event within thirty (30) days of your having knowledge of such event and the company shall have fifteen (15) days following receipt of such written notice to cure such event to your reasonable satisfaction.
Salary
The starting salary will be $10,576.92 bi-weekly ($275,000 annualized). A performance review will be conducted at least annually. Your salary, as in effect from time to time, cannot be reduced.
Variable Compensation
Portola Packaging, Inc. total compensation package also offers you the opportunity to increase your earnings based on the performance of the company with an Incentive Compensation plan.

Under this plan, your target is 30% of annual salary earned to a maximum of 60%. For fiscal year 2008 which ends August 31, we will guarantee you payment at a minimum payment of $41,000.
Equity
You will be issued 300,000 stock option shares with a vesting schedule as follows: 100,000 shares on each August 31 beginning in 2008 until fully vested or upon a Change of Control of Portola Packaging, Inc. when any remaining unvested shares will immediately vest. “Change of Control” for purposes of this agreement shall have the same definition as such phrase is defined in your Portola Packaging, Inc. Indemnification Agreement. You will also be eligible for additional future stock option grants, but at the sole discretion of the Board of Directors of the company.
The issue price of these options will be at the current fair market value, which will be calculated within no more than 90 days of your date of hire.
Health and Welfare Benefits
Portola Packaging, Inc. offers a flexible comprehensive benefits package that includes paid vacation and holidays, health care, dental, vision, Rx, flexible spending accounts, short/long term disability, life insurance and 401-K savings plan with company match.
For vacation time, you will be eligible for Portola’s Management R&R program. Effective upon your employment, you are eligible to take reasonable time off throughout the year. While you are still required to coordinate the scheduling with your supervisor, there is no specific assignment of vacation days, nor accrual of vacation time.
Should you become disabled, our policy provides you with full salary continuation for up to six months, at which time you would be covered under our company paid long-term disability plan, which provides for 60% of your pay to a maximum of $15,000/month.
Liability
You will be covered by insurance under the company Director and Officer Liability Insurance Policy which covers all company officers and directors. In addition, you will be covered by the indemnity agreement attached as Exhibit A.
Confidentiality and Non-Compete Agreements
You are required as part of this agreement and in consideration, in part, of your employment and compensation set forth herein to sign the confidentiality and non-compete agreement attached as Exhibit B.
Severance Benefits
You will be eligible for severance payments of twelve months of salary, payable as a lump sum, should your employment be terminated by the company for any reason other than Cause or if you should resign for Good Reason. You would also be given the opportunity to purchase COBRA benefits coverage for up to 18 months from the date of termination of employment. Election to purchase COBRA coverage is voluntary. For the first 180 days of the COBRA coverage following termination, the COBRA premium will be a shared cost between you, the employee (50%) and the company (50%). Outplacement benefits by an outplacement firm which you select will also be provided if your employment is terminated by the company for other than Cause or if you should resign for Good Reason up to a maximum of $10,000. If you terminate your employment for your own convenience at any time other than for Good Reason, the company will not be obligated to pay you any amount of severance.
Arbitration
Any disputes under this employment agreement shall be resolved by binding arbitration in Chicago, Illinois by a single arbitrator under the National Rules For The Resolution Of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretionary authority to award arbitrator’s fees and expenses, costs of arbitration, and reasonable attorney’s fees and expenses to the prevailing party.
A benefits package has been previously provided to you. Your benefits selections will be made upon your employment.
John, we look forward to you joining the Portola team.
Sincerely,
Brian Bauerbach
President and Chief Executive Officer
Portola Packaging, Inc.
Signed and Agreed to:

/s/ John G. LaBahn
John G. LaBahn